Champion Announces Earnings and Dividend for 3rd Qtr. 2003

HUNTINGTON, W.Va., Aug. 22 /PRNewswire-FirstCall/ — Champion Industries, Inc. (Nasdaq: CHMP) today announced net income of $253,000 or $0.03 per share for the three months ended July 31, 2003. This is the same result the company reported for the comparable quarter of last year.

Net income for the nine months ended July 31, 2003 was $1,024,000 or $0.11 per share compared to $1,261,000 or $0.13 per share for the same period in 2002. The Company’s balance sheet reflected working capital of $25.3 million, book value per share of $4.37 and total shareholders equity of $42.4 million at July 31, 2003.

The Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on September 22, 2003, to shareholders of record on September 5, 2003.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “The third quarter of fiscal 2003 was flat with the prior year. We are identifying pockets of growth, but the challenging economic conditions persist. Our printing gross profit percentage continues to see compaction which has been the case in each quarter of this fiscal year. Our office products and furniture sales reflect decreases in office furniture sales again in the third quarter as part of one of the worst office furniture markets in decades. The sales decline has been partially offset by continued strengthening margins in our remaining furniture sales coupled with expense reductions, specifically in interest expense and selling, general and administrative expenses (SG&A).”

Mr. Reynolds continued, “The balance sheet of our Company has enabled us to achieve strategic market share gains during the difficult economy we have faced over the last several years. Our targeted expense reductions have partially offset the sales and margin compressions we have faced. We implemented another expense reduction with the start of our fiscal fourth quarter, August 1. At that time, we consolidated our U.S. Tag operations into our Huntington, WV manufacturing facility and ceased production in Baltimore. Furthermore, we will continue to actively pursue new expense reduction scenarios as opportunities are identified.”

Revenues for the three months ended July 31, 2003 were $30.6 million compared to $30.8 million in the same period in 2002. This change represented a decrease in revenues of $249,000 or 0.8%. Revenues for the nine months ended July 31, 2003 decreased to $88.5 million from $91.3 million in 2002. This change represented a decrease in revenues of $2.8 million or 3.0%. The printing segment experienced a sales decrease of $863,000 or 1.2% while the office products and office furniture segment experienced a decrease of $1.9 million or 9.2%. Kirby J. Taylor, President and Chief Operating Officer, noted, “Our top line decreases occurred in all three quarters of 2003 with revenues being down $1.2 million in the first quarter, $1.3 million in the second quarter and $250,000 in the third quarter. Of these decreases, office furniture accounted for $2.1 million or 76.6% of the year-to-date sales reduction. We have reduced SG&A expense each quarter compared with 2002 results and have benefited from an interest expense reduction of $200,000. We continue to aggressively pursue cost savings initiatives while preserving market share as evidenced by our actions in the second quarter regarding our Louisiana consolidation and the U.S. Tag consolidation in the fourth quarter. Further cost savings initiatives are being examined and may be initiated prior to the conclusion of the fourth quarter of 2003.”

Mr. Reynolds concluded, “We continue to take costs out of our business through strategic maneuvers which limit the impact on market share. We were fortunate to add two “tuck in” acquisitions during the third quarter which should be fully integrated in the fourth quarter of this year. These acquisitions combined should add approximately $6.0 million in annual sales to the Company. Champion initiated numerous strategic actions during the first nine months of 2003. These actions partially offset the sales and margin compression due to the difficult economy but more importantly made Champion stronger and better positioned to benefit in the future. We look forward to our fiscal fourth quarter and a more robust 2004.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), U.S. Tag (Maryland), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries Summary Financial Information (Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2003	2002	2003	2002
Printing	$23,258,000	$23,133,000	$69,769,000	$70,632,000
Office products & office furniture	7,340,000	7,715,000	18,778,000	20,675,000
Total revenues	$30,598,000	$30,848,000	$88,547,000	$91,307,000
Net income	$253,000	$253,000	$1,024,000	$1,261,000
Per share data:
Net income
Basic	$0.03	$0.03	$0.11	$0.13
Diluted	$0.03	$0.03	$0.11	$0.13
Weighted average shares outstanding:
Basic	9,714,000	9,714,000	9,714,000	9,714,000
Diluted	9,756,000	9,728,000	9,745,000	9,730,000

SOURCE Champion Industries, Inc.
-0- 08/22/2003
/CONTACT: Todd R. Fry, Chief Financial Officer of Champion Industries, Inc., +1-304-528-5492/ /First Call Analyst:
/ /FCMN Contact: tfry@champion-industries.com /
/Web site: http://www.champion-industries.com/
(CHMP)